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                                                                    EXHIBIT 23.2

 CONSENT OF INDEPENDENT ACCOUNTANTS AND OPINION ON FINANCIAL STATEMENT SCHEDULE

The Board of Directors
Avant! Corporation

     The audits referred to in our report dated February 12, 2001, except as to
Note 7, which is as of March 23, 2001, included the related consolidated financial statement schedule as of December 31, 2000, and for each of the years in the two year period ended December 31, 2000, as listed in the index in Item 14(a) 2 herein. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

        We consent to incorporation by reference in the registration statements (Nos. 333-18445, 333-43087 and 333-58372) on Form S-3, and (Nos. 333-16981,
333-16303, 333-15159, 333-06405, 333-27301, 333-71473, 333-53365, 333-44413,
333-85541, and 333-86011,333-44970, 333-35038, 333-58496, 033-93180, 033-99860,
333-65305 and 333-68986) on Form S-8 of Avant! Corporation of our reports dated February 12, 2001, except as to Note 7, which is as of March 23, 2001, relating to the consolidated balance sheet of Avant! Corporation and subsidiaries as of December 31, 2000, and the related consolidated statements of earnings, stockholders equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2000, and the related consolidated financial statement schedule.


                                               /s/ KPMG LLP



Mountain View, California
April 1, 2002